FOR IMMEDIATE RELEASE                                               NEWS RELEASE

CONAGRA FOODS REPORTS STRONG SECOND-QUARTER SALES, ALL SEGMENTS POST OPERATING PROFIT GROWTH

       SECOND-QUARTER FISCAL 2005 HIGHLIGHTS:

       .   Second-quarter fiscal 2005 sales rose 8% to $4.1 billion.

       .   Second-quarter fiscal 2005 diluted EPS was $0.47.

       .   All segments posted operating profit growth in the current quarter.

       . One year ago, second-quarter fiscal 2004 diluted EPS of $0.51 included $0.06 per share of contribution from discontinued operations; diluted EPS from continuing operations was $0.45.



OMAHA, Neb., Dec. 22, 2004 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today reported results for the fiscal 2005 second quarter, which ended Nov. 28, 2004. Sales for the quarter increased 8% to $4.1 billion. Diluted EPS from continuing operations was $0.47 for the quarter, compared with $0.45 last year. Current quarter operating profit was $545 million, 10% above last year, as all segments posted operating profit growth in the current quarter. Current quarter income from continuing operations before income tax was $390 million, 6% above last year.

Bruce Rohde, chairman and chief executive officer, commented, "The company is tracking with its plan for solid EPS performance this fiscal year. Our sales growth this quarter builds on last quarter's strong top-line performance and reflects continued progress with marketing and operating initiatives being implemented to fuel profitable growth. As expected, we continued to experience increased input costs in several areas of our business, which we were able to largely offset through volume gains, price adjustments, better sales and marketing, and cost-saving initiatives. We look forward to this momentum continuing through May, which concludes the second half of our fiscal year."


For the first six months of fiscal 2005, total sales increased 8% to $7.6 billion. Operating profit was $886 million, 9% above last year. Income from continuing operations before income tax and cumulative effect of change in accounting was $605 million, 13% above last year. Diluted EPS for the first half of fiscal 2005 was $0.73, compared with $0.87 last year; several items impact the year-over-year EPS comparison. Those items are detailed later in this release and in the supplemental question-and-answer document relating to this release posted on the company's Web site at www.conagrafoods.com under the section for Investors.


                      Retail Products (60% of total sales)

For the quarter, sales for the Retail Products segment increased 9% to $2.5 billion, reflecting healthy volume growth of approximately 7% as well as increased pricing necessitated by higher input costs.

..    Brands posting sales gains include: ACT II, Armour,  Banquet,  Blue Bonnet,
     Chef Boyardee, Cook's, DAVID, Eckrich, Egg Beaters, Hunt's, Kid Cuisine, La Choy, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Peter Pan, Reddi-wip, Snack Pack, Swiss Miss, Van Camp's, and Wesson; more than half of these brands posted double-digit sales increases. The company notes that
     major  brands  including  Banquet,  Chef  Boyardee,   Egg  Beaters,   Marie
     Callender's, and PAM have posted double-digit sales growth for several successive quarters.

..    Sales for the company's top 30 brands as a group,  which  represent  almost
     80% of total segment sales, grew 8%; many of the company's most significant brands posted year-over-year gains in category shares, reflecting improved
     execution  of  sales  and  marketing   programs.   The  quarter's  top-line
     performance reflects strong sales trends across a wide range of retail customer channels, including grocery stores, dollar stores, club stores, and mass merchandisers.

The strong top-line performance reflects the implementation of initiatives designed to continually strengthen brand equities, expand distribution for the company's most promising products, and improve returns on marketing investments. Price increases accounted for approximately 2% year-over-year sales growth. All operations within the Retail Products segment - deli, frozen, grocery, refrigerated, snacks, and international - showed sales growth. The company notes particular success with Banquet(R) Crock-Pot(R) Classics(TM), which is the first complete line of meals designed and created for slow cooking. After being introduced only last spring, the product now has national distribution, and is expected to generate revenue approaching $100 million for ConAgra Foods in the first year of production.

The Retail Products segment operating profit for the quarter was $375 million, 5% above the $358 million posted last year. This growth reflects strong volume performance, as well as price adjustments and cost-saving initiatives which together largely offset increased input costs. Segment operating profit grew at a slower rate than sales, reflecting increased input costs and a less favorable mix of products sold. Lower selling, general, and administrative expenses resulting from more efficient marketing investments and better expense management contributed to the operating profit growth. Profits for popcorn products and branded processed meats were below prior-year results, largely due to category and competitive pricing challenges.

Year-to-date sales for the Retail Products segment were $4.5 billion, up 9% over last year on volume growth of 8%. Operating profit was $589 million, 4% above the $566 million posted last year; year-to-date results include $12 million of costs related to implementing efficiency initiatives and prior-year amounts include $7 million of such costs.

The company continues to streamline its purchasing, manufacturing, logistics, and administrative functions to make operations more efficient and expects operational improvements to result in year-over-year profitability gains for this segment in the second half of the year.

                    Foodservice Products (23% of total sales)

Sales for the Foodservice Products segment were $940 million for the second-quarter, 2% below last year, reflecting decreased seafood product sales and the fact that prior-year amounts included $10 million of sales from businesses the company no longer owns. Sales for specialty potato products were strong, while seafood products sales declined due to tariff-related market dynamics. Segment operating profit for the quarter was $91 million, 6% above the $86 million posted last year, reflecting reduced operating expenses and, to a lesser extent, solid sales performance with specialty potato products. For the segment as a whole, improved mix and pricing actions offset rising input costs during the quarter. Operating profits from seafood products and culinary products were lower than comparable amounts a year ago. Operating profits for seafood products declined due to tariff-related market dynamics, and operating profits for culinary products declined mostly due to competitive challenges with prepared meat offerings. To a lesser extent, culinary products operating profits were also negatively impacted by unfavorable production costs resulting from a planned plant consolidation. The company expects this segment to post profitability gains in the second half of the year, due to operational improvements and the fact that prior-year results included costs associated with implementing efficiency initiatives.

Year-to-date sales for the Foodservice Products segment were $1.8 billion, essentially equal to last year. Segment operating profit was $158 million, $4 million below the $162 million posted last year, reflecting approximately $17 million of unfavorable production costs associated with a planned plant consolidation. In addition, current year-to-date results include $4 million of costs related to implementing efficiency initiatives; prior-year amounts do not include any such costs.

                      Food Ingredients (17% of total sales)

During the quarter, sales for the Food Ingredients segment increased 20% to $691 million from $577 million last year. Operating profit grew substantially to $79 million this year from $54 million last year. The $25 million of operating profit increase includes growth of approximately $19 million from trading and merchandising energy, grains, fertilizer, and other inputs and commodities; these trading and merchandising operations are benefiting from a favorable market environment. The segment operating profit growth also reflects strong performance from grain-based food ingredients due to higher volumes and improved market conditions. Difficult competitive conditions continued to negatively impact the performance of dehydrated onion, garlic, and other vegetable products.

The company continues to aggressively pursue new sales opportunities for ingredients products, particularly its seasonings, blends, and flavorings items, which have a wide range of applications in foodservice and other channels.

Year-to-date sales for the Food Ingredients segment increased 17% to $1.3 billion from $1.1 billion last year. Year-to-date operating profit was $139 million, 70% above the $82 million posted last year; and includes less than $1 million of costs related to implementing efficiency initiatives; prior-year operating profit includes $7 million of such costs.

Earnings from Equity Method Investments

Equity method investment earnings from various investments for the quarter were $15 million, compared with $16 million for the same quarter last year. Equity method investment earnings for the first half of fiscal 2005 were $29 million, compared with $28 million for the same period last year.

Corporate Expense

Corporate expense was $85 million for the quarter, compared with $79 million last year. For the first half of the fiscal year, corporate expense was $152 million, compared with $171 million last year; the year-over-year decline
reflects   approximately  $25  million  in  the  prior  year  for  a  litigation settlement.

Capital Resource Management

..    During the quarter, ConAgra Foods sold its minority interest in Swift Foods to Hicks, Muse, Tate & Furst for $194 million, resulting in no significant gain or loss. ConAgra Foods no longer holds any equity position in fresh beef and pork processing.

..    ConAgra Foods is in the process of recovering  the financing it provided in connection with Swift Foods' cattle-feeding operations. The financing, which ConAgra Foods provided for two years, included a line of credit and a note receivable totaling approximately $300 million at maturity. During the quarter, the financing matured and ConAgra Foods assumed control of the cattle-feeding assets in order to liquidate them in an orderly manner. The feedlots have been sold, and the sale of the retained live cattle is in process and should be completed early in calendar 2005. The company has
     received  $146  million  from  the   liquidation  as  of  the  end  of  the
     second-quarter, and, in due course, expects to fully recover all of the cattle-feeding-related financing provided to Swift Foods.

..    On Dec.  13,  ConAgra  Foods  sold 10  million  shares of  Pilgrim's  Pride
     Corporation (NYSE: PPC) common stock for more than $280 million, and the resulting pretax gain of approximately $185 million will be recorded in the third quarter of fiscal 2005. ConAgra Foods received these shares in the fall of 2003 in connection with the divestiture of its chicken processing operations to Pilgrim's Pride. ConAgra Foods still owns 15.4 million shares of Pilgrim's Pride common stock that are subject to resale restrictions; ConAgra Foods plans to sell these shares at the appropriate time in accordance with these restrictions.

..    The company is committed to capital  allocation in a way that appropriately utilizes excess cash:

     o The company has been using cash to opportunistically repurchase its common stock. The company has repurchased approximately $600 million of its stock over the past year.

     o The company has also been using cash to retire debt that has become due or that will soon be due:

                - During the quarter, the company retired $300 million of 7.4% subordinated debt that was due September 2004.

                - Subsequent to quarter-end, the company retired $600 million of 7.5% senior debt due September 2005.

..    For the quarter,  capital  expenditures for property,  plant, and equipment totaled $150 million compared with $82 million last year; the increase over last year is due principally to additional investment to update strategic information systems for the future. Depreciation and amortization expense was approximately $85 million for the quarter versus $86 million a year ago. Dividends paid totaled $134 million versus $131 million last year. Net interest expense for the quarter was $86 million compared with $68 million last year; current-year amounts include $14 million of additional interest expense associated with a previously terminated interest rate swap.

..    For the first half of the fiscal year,  capital  expenditures for property, plant, and equipment totaled $255 million compared with $152 million last year; the increase over last year is due principally to additional
     investment  to  update  strategic   information  systems  for  the  future.
     Depreciation and amortization expense was approximately $174 million for the first six months versus $171 million a year ago. Dividends paid totaled $269 million for the fiscal-year-to-date versus $262 million last year. Net interest expense for the fiscal-year-to-date was $159 million compared with $134 million last year; the year-over-year increase is driven primarily by the impact of interest rate swaps.


Outlook

The company expects the second half of fiscal 2005 to show year-over-year profit growth, largely due to ongoing operational improvements.

Bruce Rohde commented, "Our team is focused on marketing, operating, and information systems initiatives that will help expand profit margins over the long term. These activities will help us grow our top-line while operating an increasingly efficient supply chain that reflects low-cost manufacturing, purchasing, and logistics operations. Our supply chain efficiency should be further enhanced by an ongoing program that drives an increased focus on our highest-margin, highest-opportunity items, and which phases out low-margin items. This program should enhance our sales and profit performance as we increase our focus on our most promising and profitable products. The potential for these activities to favorably impact profit margins over the long term makes this a great time to be a part of the ConAgra Foods team, and I look forward to updating you on our progress."

For more details regarding the company's financial goals, please refer to the company's Web site, www.conagrafoods.com/investors, and choose the button titled "ConAgra Foods Comments on Strategic Direction."


Major Items Affecting Year-Over-Year EPS Comparability

Second-Quarter EPS Comparability

     Included in diluted EPS of $0.47 for the second quarter of fiscal 2005:

     . Current quarter results do not include any significant contribution from operations now classified as discontinued.


      Included in diluted EPS of $0.51 for the second quarter of fiscal 2004:

     .    Those  results   include  $0.06  per  diluted  share  of  income  from
          discontinued operations.

     . Those results include expense of approximately $0.01 per diluted share related to implementing cost-saving initiatives.


First-Quarter EPS Comparability

      Included in diluted EPS of $0.26 for the first quarter of fiscal 2005:

     . Those results include expense of approximately $0.02 per diluted share related to implementing cost-saving initiatives.

     . Those results do not include any significant contribution from operations now classified as discontinued.


      Included in diluted EPS of $0.37 for the first quarter of fiscal 2004:

     . Those results include a tax-related benefit of $0.12 per diluted share.

     .    Those  results   include  $0.07  per  diluted  share  of  income  from
          discontinued operations.

     . Those results include approximately $0.03 per diluted share of litigation expense, which was classified as a corporate SG&A expense.

     . Those results include $0.02 per diluted share of expense from the cumulative effect of an accounting change relating to the adoption of SFAS 143.


ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Life Choice, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro.Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

Discussion of Results

A discussion of the ConAgra Foods second-quarter results will be available today at 8:30 a.m. EST. To access the discussion, call toll-free at 1-877-447-8217. International callers should dial 1-706-679-0415. On the Internet, you may access the discussion at www.conagrafoods.com/investors. No passcode or call identification number is needed for the call at 8:30 a.m. EST. A digital replay of the discussion will be available after 9:30 a.m. EST at 1-800-642-1687 and at 1-706-645-9291 for international callers. The conference identification number for the digital replay for domestic callers and international callers is 2051531. The company has posted a question-and-answer supplement relating to this release and an audio archive of management's discussion at www.conagrafoods.com/investors. See the ConAgra Foods Web site for recent news at www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

ConAgra Foods, Inc.

Segment Operating Results
In millions
                                                                             SECOND QUARTER
                                    ===============================================================================================
                                               13 Weeks                         13 Weeks
                                                 Ended                           Ended
                                    ===============================  ===============================  =============================
                                          November 28, 2004                November 23, 2003                Percent Change
                                    ===============================  ===============================  =============================
SALES
  Retail Products                         $    2,485.4                     $    2,271.6                        9.4%
  Foodservice Products                           939.5                            956.2                       (1.7)%
  Food Ingredients                               691.3                            577.0                       19.8%
                                    ===============================  ===============================
      Total                                    4,116.2                          3,804.8                        8.2%
                                    ===============================  ===============================

OPERATING PROFIT
  Retail Products                        $       375.2                    $       357.8                        4.9%
  Foodservice Products                            91.0                             85.8                        6.1%
  Food Ingredients                                79.2                             54.1                       46.4%
                                    ===============================   ===============================
     Total operating profit for                  545.4                            497.7                        9.6%
     segments

Reconciliation of total operating
profit to income from continuing
operations before income tax

Items excluded from segment
operating profit:

     General corporate expense                    84.6                             79.1                        7.0%
     Interest expense, net                        85.8                             68.2                       25.8%
     Equity method investment
       earnings                                   15.1                             16.3                       (7.4)%
                                    ===============================   ===============================

Income from continuing
operations before income tax              $      390.1                     $      366.7                        6.4%
                                    ===============================   ===============================
                                    ===============================   ===============================


     Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.


ConAgra Foods, Inc.

Segment Operating Results
In millions
                                                                                       YEAR TO DATE
                                                ===================================================================================

                                                       26 Weeks                      26 Weeks
                                                        Ended                         Ended
                                                ==========================  ===========================  ==========================

                                                   November 28, 2004            November 23, 2003           Percent Chage
                                                ==========================  ===========================  ==========================

SALES
Retail Products                                    $    4,499.6                 $    4,112.6                      9.4%
Foodservice Products                                    1,844.1                      1,836.5                      0.4%
Food Ingredients                                        1,268.1                      1,085.1                     16.9%
                                                ==========================  ===========================
      Total                                             7,611.8                      7,034.2                      8.2%
                                                ==========================  ===========================

OPERATING PROFIT
Retail Products                                    $      588.5                 $      565.8                      4.0%
Foodservice Products                                      158.4                        161.8                     (2.1)%
Food Ingredients                                          139.3                         82.0                     69.9%
                                                ==========================  ===========================

   Total operating profit for segments                    886.2                        809.6                      9.5%

Reconciliation of total operating profit to income from continuing operations before income tax and cumulative effect of change in accounting

Items excluded from segment operating profit:
    General corporate expense                             151.7                        170.8                    (11.2)%
    Interest expense, net                                 159.2                        133.6                     19.2%
    Equity method investment earning                       29.2                         27.5                      6.2%
                                                ==========================  ===========================
Income from continuing operations
before income tax and cumulative effect
of change in accounting                            $      604.5                 $      532.7                     13.5%
                                                ==========================  ===========================
                                                ==========================  ===========================


     Segment operating profit excludes general corporate expense, equity method investment earnings and net interest expense. Management believes such expenses are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.


ConAgra Foods, Inc.

Consolidated Statementsof Earnings
In millions, except per share amounts
                                                                                     SECOND QUARTER
                                                ===================================================================================
                                                     13 Weeks Ended                  13 Weeks Ended
                                                ========================      ========================     ========================

                                                   November 28, 2004              November 23, 2003             Percent
                                                                                                                Change
                                                ========================      ========================     ========================

Net sales                                          $   4,116.2                    $   3,804.8                     8.2%
Costs and expenses:
   Cost of goods sold                                  3,213.7                        2,908.5                    10.5%
   Selling, general and
      administrative expenses                            441.7                          477.7                    (7.5)%
   Interest expense, net                                  85.8                           68.2                    25.8%
                                                 ======================       =======================
                                                       3,741.2                        3,454.4                     8.3%
Equity method investment earnings                         15.1                           16.3                    (7.4)%
                                                 ======================       =======================
Income from continuing operations before
   income taxes                                          390.1                          366.7                     6.4%
Income tax expense                                       146.8                          128.8                    14.0%
                                                 ========================     =======================

   Income from continuing operations                     243.3                          237.9                     2.3%

Income (loss) from discontinued operations,
   net of tax                                             (1.0)                          32.2                     N/A
                                                 ========================     =======================

Net income                                          $    242.3                   $      270.1                   (10.3)%
                                                 ========================     =======================

Earnings per share - basic

Income from continuing operations                   $      0.47                   $       0.45                    4.4%
Income from discontinued operations                          -                            0.06                 (100.0)%
                                                 ========================     =======================
Net income                                          $      0.47                   $       0.51                   (7.8)%
                                                 ========================     =======================

Weighted average shares outstanding                       513.7                         530.7                    (3.2)%
                                                 ========================     =======================

Earnings per share -diluted

Income from continuing operations                   $      0.47                   $       0.45                    4.4%
Income from discontinued operations                          -                            0.06                 (100.0)%
                                                 ========================     =======================
Net income                                          $      0.47                   $       0.51                   (7.8)%
                                                 ========================     =======================
Weighted average share and share equivalents
    outstanding                                           517.5                         531.8                    (2.7)%
                                                 ========================     =======================

ConAgra Foods, Inc.

Consolidated Statements of Earnings
In millions, except per share amounts

                                                                                 YEAR TO DATE
                                                    ===============================================================================
                                                        26 Weeks Ended             26 Weeks Ended
                                                    ========================   ========================     =======================
                                                       November 28, 2004          November 23, 2003           Percent Change
                                                    ========================   ========================     =======================
Net sales                                              $   7,611.8                $  7,034.2                       8.2%
Costs and expenses:
   Cost of goods sold                                      6,021.1                   5,453.7                      10.4%
   Selling, general and administrative expenses              856.2                     941.7                      (9.1)%
   Interest expense, net                                     159.2                     133.6                      19.2%
                                                    ========================   ========================
                                                           7,036.5                   6,529.0                       7.8%
Equity method investment earnings                             29.2                      27.5                       6.2%
                                                    ========================   ========================
Income from continuing operations before income
taxes and cumulative effect of change in accounting          604.5                     532.7                      13.5%
Income tax expense                                           227.9                     127.5                      78.7%
                                                    ========================   ========================
Income from continuing operations before
cumulative effect of change in accounting                    376.6                     405.2                      (7.1)%

Income from discontinued operations, net of tax                0.7                      71.5                     (99.0)%

Cumulative effect of change in accounting                      -                       (11.7)                      N/A
                                                    ========================   ========================

Net income                                            $      377.3                $    465.0                     (18.9)%
                                                    ========================   ========================
Earnings per share - basic
Income from continuing operations before
    cumulative effect of change in accounting         $       0.73                $      0.77                     (5.2)%
Income from discontinued operations                           -                          0.13                   (100.0)%
Cumulative effect of change in accounting                     -                        ( 0.02)                  (100.0)%
                                                    ========================   ========================
Net income                                            $       0.73                $      0.88                    (17.0)%
                                                    ========================   ========================

Weighted average shares outstanding                         515.7                      530.4                      (2.8)%
                                                    ========================   ========================
Earnings per share - diluted
Income from continuing operations before
    cumulative effect of change in accounting         $       0.73                $      0.76                     (3.9)%
Income from discontinued operations                           -                          0.13                   (100.0)%
Cumulative effect of change in accounting                     -                         (0.02)                  (100.0)%
                                                    ========================   ========================
Net income                                            $       0.73                $      0.87                    (16.1)%
                                                    ========================   ========================

Weighted average share and share equivalents
    outstanding                                             519.7                      531.7                      (2.3)%
                                                    ========================   ========================
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
ConAgra Foods, Inc.

Consolidated Balance Sheets
In millions
                                                         November 28, 2004            November 23, 2003
                                                     ========================      ========================
ASSETS
Current assets
   Cash and cash equivalents                            $     353.2                     $    51.9
   Divestiture proceeds receivable                              -                           865.5
   Receivables, less allowance for doubtful
      accounts of $30.9 and $31.8                           1,536.6                       1,115.4
   Inventories                                              2,961.6                       3,178.8
   Prepaid expenses and other current assets                  326.1                         362.6
   Current assets of discontinued operations                  309.6                         198.2
                                                     ========================      ========================
         Total current assets                               5,487.1                       5,772.4

Property, plant and equipment, net                          2,967.5                       2,636.2
Goodwill                                                    3,815.0                       3,807.1
Brands, trademarks and other intangibles, net                 826.2                         825.6
Other assets                                                1,101.2                       1,451.5
Noncurrent assets of discontinued operations                    5.1                          39.9
                                                     ========================      ========================
                                                         $ 14,202.1                    $ 14,532.7
                                                     ========================      ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Notes payable                                         $      4.4                    $    100.6
   Current installments of long-term debt                     766.4                         324.1
   Accounts payable                                         1,161.1                       1,194.5
   Advances on sales                                          131.8                         225.6
   Other accrued liabilities                                1,460.3                       1,526.3
   Current liabilities of discontinued operations             127.1                         161.1
                                                     ========================      ========================
         Total current liabilities                          3,651.1                       3,532.2

Senior long-term debt, excluding current installments       4,189.3                       4,209.0
Subordinated debt                                             400.0                         756.9
Preferred securities of subsidiary company                        -                         175.0
Other noncurrent liabilities                                1,101.0                         961.0
Noncurrent liabilities of discontinued operations                 -                           0.3
Common stockholders' equity                                 4,860.7                       4,898.3
                                                     ========================      ========================
                                                        $  14,202.1                    $ 14,532.7
                                                     ========================      ========================
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